Exhibit 10.2

December 19, 2021

WPD Pharmaceuticals Sp. z o.o

ul. Żwirki i Wigury 101, 02-089,

Warszaw, Poland

Gentlemen:

In connection with a convertible promissory note in principal amount of not less than $1.3 million (the “Note”), attached as Exhibit A hereto, between WPD Pharmaceuticals Sp. z o.o (“WPD”) and LPC Enterprises, LLC (“Holder”), you have requested Moleculin Biotech, Inc. (“Moleculin”) to grant its consent to the potential assignment by WPD to Holder of WPD’s rights, and the assumption by Holder of the duties and obligations of WPD, under the Sublicense Agreement by and between WPD and Moleculin effective February 19, 2019, as amended (the “Sublicense Agreement”) pursuant to Section 4(c) of the Note. On the basis of and subject to the terms and conditions set out in this letter, Moleculin hereby grants that requested consent to such assignment transaction upon the occurrence of an Event Default (as defined in the Note) (the “Assignment”).

Upon Moleculin’s receipt of this letter, signed on behalf of each of WPD and Holder, this letter shall constitute a letter agreement (“Consent Agreement”) that shall be binding upon and inure to the benefit of each of Moleculin, WPD and Holder and their respective permitted successors and permitted assigns. By signing this Consent Agreement, WPD and Holder hereby jointly and severally covenant, warrant and represent to Moleculin as follows:

(a)         This Consent Agreement is valid until December 1, 2022, after which no Assignment shall be valid and this Consent Agreement shall be terminated;

(b)         WPD and Holder have entered into the Note which contemplates among other things the consummation of the Assignment only upon an Event Default (as defined in the Note);

(c)         WPD and Holder agree that this Consent Agreement from Moleculin is based on the terms of the Note as in effect on the date hereof and any amendments or modifications to the Note shall require Moleculin’s additional consent;

(d)         WPD hereby agrees that the Assignment shall be deemed to have occurred on the date Holder provides written notice (delivered via overnight mail to the address set forth below) (the “Default Notice”) to Moleculin and WPD that an Event Default (as defined in the Note) has occurred (such date, the “Assignment Date”), and, unless WPD provides written notice to Moleculin (the “Objection Notice”) within 10 days of receipt of the Default Notice (which shall be deemed to have occurred one day after the overnight mailing of the Default Notice) that an Event of Default has not occurred, after such Assignment Date WPD agrees that it shall have no further rights pursuant to the Sublicense Agreement and that Moleculin shall have no further obligations to WPD pursuant to the Sublicense Agreement. Upon such Assignment and upon the expiration of the 10-day period referred to above (the “Objection Expiration Date”), Moleculin will pay, within 15 days of the Objection Expiration Date, to Holder $0.2 million to cover legal and transaction fees;

(e)         Holder agrees that the Assignment shall not be deemed to have occurred if Moleculin receives an Objection Notice until: (i) such time as Holder and WPD jointly advise Moleculin in writing that the Assignment has been completed (to the extent WPD has not listed its securities on an exchange, the foregoing notice must be consented to by WPD’s largest shareholder at the time); or (ii) Holder receives a final, non-appealable judgement from a court located in the United States that an Event of Default (as defined in the Note) has occurred. The term “Assignment Date” shall be deemed to be the later of the Assignment Date in (d) above or the date that Holder and WPD jointly advise Moleculin in writing that the Assignment has been completed or receives a final, non-appealable judgement pursuant to this subsection (e).

(f)         if the Assignment occurs, Holder hereby agrees that Moleculin shall have the right at any time during the remaining term of the Sublicense Agreement to terminate the Sublicense Agreement upon ten (10) days’ notice to Holder (the “Termination Notice”) and the payment to Holder of $1.7 million (the “Termination Fee”) in the form of $1.0 million in cash and the issuance to Holder of Moleculin restricted common stock (“Common Stock”) valued at the remaining balance due (based on valuing each share of Common Stock issued at the greater of $3.00 per share or 30% less than the five day trading average of Moleculin’s Common Stock for the five trading days prior to the date the Termination Notice is delivered.

(g)         if the Assignment occurs and if the Sublicense Agreement has not otherwise been terminated pursuant to its terms within 90 days of the Assignment Date: i) the “Initial Hurdle Date” (as defined in the Sublicense Agreement) shall be extended for a period of 3 years; and ii) the Termination Fee shall increase, as follows, to:

i)	$2.0 million prior to the later of March 1, 2023 or 105 days from the Assignment Date;
ii)	$2.2 million prior to the later of March 1, 2024 or one year and 105 days from the Assignment Date; or,
iii)	$2.4 million thereafter

in the form of $1.0 million in cash and the issuance to Holder of Moleculin Common Stock valued at the remaining balance due (based on valuing each share of Common Stock issued at the greater of $3.00 per share or 30% less than the five day trading average of Moleculin’s Common Stock for the five days prior to payment under this subsection);

(h)         Holder hereby agrees that upon the Assignment, Holder shall assume all obligations of WPD pursuant to the Sublicense Agreement, including, without limitation, any outstanding or delinquent obligations existing or incurred prior to the date of the Assignment; and

(i)         Holder hereby agrees that notwithstanding anything to the contrary in the Sublicense Agreement, upon an Assignment, the Sublicense Agreement shall no longer be assignable without the consent of Moleculin.

(j)         Upon Assignment, WPD hereby agrees to cooperate with Moleculin, including by the execution of all documents reasonably requested, to retain all grants outstanding related to the Sublicense Agreement to the extent legally permitted.

WPD hereby agrees, without limiting the generality of all other rights of Moleculin (whether existing under the Sublicense Agreement or by virtue of applicable law), that WPD shall remain responsible for all rights and obligations under the Sublicense Agreement which accrued prior to the Assignment.

Each of the parties to this Consent Agreement hereby acknowledges and agrees that this Consent Agreement has been entered into for good and valuable consideration, the receipt and sufficiency of which are also hereby acknowledged. This Consent Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof (such subject matter is the requested consent of Moleculin as referenced above and the terms and conditions on which such consent is granted). With the exception of the Sublicense Agreement, which is supplemented but not superseded hereby, this Consent Agreement supersedes all prior agreements, arrangements and communications of the parties dealing with the subject matter hereof, whether oral or written, and no other promise, agreement, understanding, or representation concerning such subject matter will be binding unless made in writing and signed by the parties hereto. All amendments to this Consent Agreement must be in writing and signed by all of the parties hereto. Each party hereby acknowledges that, with the exception of any representations expressly set forth in this Consent Agreement, it has not relied upon any representations made by any other party hereto.

This Consent Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving affect to the conflicts of law principles thereof, in every respect, including but not limited to validity, interpretation and performance, notwithstanding that one or more of the parties to this Consent Agreement may now be or hereafter become domiciled in or a resident of another state or a foreign country. The parties hereto agree that any state or Federal court located within Harris County, Texas shall have jurisdiction to adjudicate any dispute between the parties hereto which arises out of or in connection with this Consent Agreement. The parties further agree that any litigation arising out of or in connection with this Consent Agreement shall be conducted in a state or Federal court located in Harris County, Texas and the parties hereby acknowledge and agree that this provision constitutes an exclusive forum selection clause. Notwithstanding the foregoing, proceedings to enforce the result of any such adjudication may be commenced and prosecuted in any applicable forum.

Nothing provided in this Consent Agreement shall be deemed to create any relationship between the parties of partnership or joint venture. In the event that any provision of this Consent Agreement is held illegal or invalid for any reason, that illegality or invalidity shall not affect the remaining provisions of this Consent Agreement, in which event this Consent Agreement shall be construed and enforced as if that illegal or invalid provision had never been inserted herein. The failure (with or without intent) of any party to insist upon the strict performance by any other party of any provision of this Consent Agreement shall not be deemed to constitute a modification of any of the provisions hereof, or a waiver of the right to insist at any time thereafter upon performance strictly in accordance with the provisions of this Consent Agreement. No waiver of any term, condition or provision shall operate as a waiver of any other term, condition or provision of the Consent Agreement, and no waiver of any term, condition or provision shall operate as a continuing waiver. Multiple originals of this Consent Agreement may be executed, each of which shall be considered an operative and effective original, and all of which taken together shall constitute one and the same instrument.

*       *       *

Sincerely,

Moleculin Biotech, Inc.

By:   /s/ Walter Klemp

Name: Walter Klemp

Title: Chairman and CEO

Acknowledged and Agreed to as of the date of the above letter:

WPD Pharmaceuticals Sp. z o.o                                    “Holder” – LPC Enterprises, LLC

By:  /s/ Mariusz Olejiczak                                            By:     /s/ Ryan Cravey

Name:   Mariusz Olejiczak                                            Name: Ryan Cravey

Title:     CEO                                                                  Title: Manager